Exhibit 3.4

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:10 PM 07/13/2020
FILED 05:10 PM 07/13/2020
SR 20206201252 - File Number 7126078

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

STAR PEAK ENERGY ACQUISITION CORP.

(under Section 242 of the Delaware General Corporation Law)

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, being an authorized officer of Star Peak Energy Acquisition Corp., a Delaware corporation (the “Company”), hereby certifies the following:

FIRST:             The name of the Company is Star Peak Energy Acquisition Corp.

SECOND:        The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on October 29, 2018 under the name Roaring Fork Acquisition Corp. An amendment was filed with the Secretary of State of the State of Delaware on November 15, 2018 changing the name to Star Peak Energy Acquisition Corp.

THIRD:           The Certificate of Incorporation of the Company, as amended, is hereby further amended to change Article I thereof, relating to the name of the Company. Accordingly, Article I of the Certificate of Incorporation shall be amended to read in its entirety as follows:

“ARTICLE I

NAME

The name of the corporation is Star Peak Energy Transition Corp. (the “Corporation”).”

FOURTH:       The Certificate of Incorporation of the Company, as amended, is hereby further amended to change Article IV, Section 4.1 thereof. Accordingly, Article IV, Section 4.1 of the Certificate of Incorporation shall be amended to read in its entirety as follows:

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 441,000,000 shares, consisting of (a) 440,000,000 shares of common stock (the “Common Stock”), including (i) 400,000,000 shares of Class A Common Stock (the “Class A Common Stock”) and (ii) 40,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Upon the effective time (the “Effective Time”) of the filing of this Certificate of Amendment, each one (1) share of the Corporation's Class B Common Stock that is issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time, is and shall be subdivided and reclassified into 1.2857142857142857 fully paid, nonassessable shares of Class B Common Stock (the “Stock Split”). The authorized number of shares, and par value per share, of Class B Common Stock shall not be affected by the Stock Split.

FIFTH:            This amendment to the Certificate of Incorporation of the Company was approved by the Board of Directors of the Company. Thereafter, the sole stockholder of the Corporation adopted this amendment by written consent in lieu of meeting pursuant to Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has duly executed, signed and acknowledged this Certificate of Amendment as of this 10th day of July 2020.

STAR PEAK ENERGY ACQUISITION CORP.

By:	/s/ Tyson Taylor
Name:	Tyson Taylor
Title:	Secretary